Exhibit 99.1

KYNDRYL REPORTS THIRD QUARTER FISCAL 2025 RESULTS

●	Revenues for the quarter ended December 31, 2024 total $3.74 billion, pretax income is $258 million, and net income is $215 million
●	Adjusted EBITDA is $704 million, adjusted pretax income is $160 million, and adjusted net income is $124 million
●	Kyndryl Consult delivers double-digit revenue growth in the quarter and over the last twelve months
●	Raises earnings and cash flow outlook for fiscal year 2025 and reaffirms constant-currency revenue growth in the fourth quarter, supported by continued strong signings growth

NEW YORK, February 3, 2025 – Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended December 31, 2024, the third quarter of its 2025 fiscal year.

“In the third quarter, we delivered another quarter of strong signings growth and significant margin expansion, led by Kyndryl Consult, Kyndryl Bridge and our alliances with hyperscalers. With sustained momentum in our signings coupled with higher operating margins, we remain on track to deliver constant-currency revenue growth in the fourth quarter of this fiscal year and are raising our full-year outlook for adjusted earnings and adjusted free cash flow,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“In November, at our first Investor Day as an independent company, we outlined our multi-year growth strategy, emphasizing that over the next three years we expect to triple adjusted free cash flow and more than double adjusted pretax earnings. In addition, we initiated a $300 million share repurchase program, reflecting our confidence in our future growth trajectory,” Mr. Schroeter said.

Results for the Fiscal Third Quarter Ended December 31, 2024

For the third quarter, Kyndryl reported revenues of $3.74 billion, a year-over-year decline of 5% and 3% in constant currency. The year-over-year constant-currency revenue decline reflects the Company’s continued progress in reducing inherited no-margin and low-margin third-party content in customer contracts, as well as the divestiture of its SIS platform. In addition, exchange rates moved significantly over the course of the quarter and had an unfavorable year-over-year impact on reported revenue. The Company reported pretax income of $258 million and net income of $215 million, or $0.89 per diluted share, in the quarter, compared to a net loss of $12 million, or ($0.05) per diluted share, in the prior-year period.

Adjusted pretax income was $160 million, a 154% increase compared to adjusted pretax income of $63 million in the prior-year period, reflecting contributions from the Company’s three-A initiatives, offset by the contractually required increase in IBM software costs and workforce rebalancing charges of $17 million. Adjusted net income was $124 million, or $0.51 per diluted share, compared to a net loss in the prior-year period. Adjusted EBITDA was $704 million, a 14% year-over-year increase. Cash flow from operations was $260 million, and adjusted free cash flow was $171 million in the quarter.

Total signings in the quarter were $4.1 billion, representing a year-over-year increase of 10% on a reported basis and 12% in constant currency. Total signings for the twelve months ended December 31, 2024 were $16.3 billion, a year-over-year increase of 31%.

“Once again, we delivered strong progress on our three-A’s initiatives and robust signings growth that demonstrate customer demand for the essential services and insights we offer. The margins associated with our signings continue to support our outlook for future earnings and free cash flow growth,” said David Wyshner, Kyndryl’s Chief Financial Officer.

Recent Developments

●	Alliances initiative – In the third quarter, Kyndryl recognized $300 million in revenue tied to cloud hyperscaler alliances, positioning the Company to exceed its hyperscaler revenue target of nearly $1 billion in fiscal year 2025.
●	Advanced Delivery initiative – The AI-enabled Kyndryl Bridge operating platform is further enhancing the world-class technology services the Company provides and creating additional revenue opportunities. It has also helped Kyndryl free up more than 12,300 delivery professionals. This has generated annualized savings of approximately $725 million as of quarter-end, tracking to exceed the Company’s $750 million fiscal 2025 year-end goal.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $825 million of annualized benefits, progressing ahead of track vis-a-vis the Company’s $850 million fiscal 2025 year-end objective.
●	Strong projected margin on recent signings – In the quarter, projected pretax income margins associated with total signings were in the high-single-digit range, in line with recent quarters, reflecting the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – In the third quarter, Kyndryl Consult revenues grew 26% year-over-year. Kyndryl Consult signings grew 35% year-over-year in the third quarter and have grown 45% year-over-year over the last twelve months.
●	Securities Industry Services (SIS) divestiture – In November, the Company completed its previously announced divestiture of its SIS platform in Canada. The Company recognized an after-tax gain of $138 million in the quarter related to this transition, which is excluded from the Company’s adjusted earnings metrics.
●	Share repurchases – The Company repurchased 859,000 shares of its common stock at a cost of $30 million in the third quarter, under the $300 million share repurchase program authorized in November.

Raising Fiscal Year 2025 Earnings and Cash Flow Outlook

Kyndryl is raising its earnings and cash flow outlook for its fiscal year 2025, which runs from April 2024 to March 2025:

●	Adjusted pretax income of at least $475 million, representing a year-over-year increase of at least $310 million.
●	Adjusted EBITDA margin of at least 16.7%, representing a year-over-year increase of at least 200 basis points.
●	Adjusted free cash flow of approximately $350 million.

The Company expects to deliver constant-currency revenue growth of approximately 2% in the fourth quarter.

Earnings Webcast

Kyndryl’s earnings call for the third fiscal quarter is scheduled to begin at 8:30 a.m. ET on February 4, 2025. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on February 4, 2025. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, political, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; risks related to the Company’s spin-off; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of January 2025.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues	$3,744	$3,936	$11,257	$12,202

Cost of services	$2,981	$3,184	$8,939	$10,055
Selling, general and administrative expenses	647	705	1,951	2,059
Workforce rebalancing charges	17	19	92	115
Transaction-related costs (benefits)	(148)	(77)	(128)	12
Interest expense	24	31	77	92
Other expense (income)	(35)	21	9	34
Total costs and expenses	$3,486	$3,883	$10,940	$12,367

Income (loss) before income taxes	$258	$53	$317	$(165)
Provision for income taxes	43	65	134	131
Net income (loss)	$215	$(12)	$183	$(295)

Earnings per share data
Basic earnings (loss) per share	$0.93	$(0.05)	$0.79	$(1.29)
Diluted earnings (loss) per share	0.89	(0.05)	0.77	(1.29)

Weighted-average basic shares outstanding	232.2	229.6	231.5	228.9
Weighted-average diluted shares outstanding	240.7	229.6	238.3	228.9

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$961	$1,032	(7%)	(7%)
Japan	579	581	(0%)	3%
Principal Markets[1]	1,300	1,361	(4%)	(4%)
Strategic Markets[1]	904	962	(6%)	(3%)
Total revenue	$3,744	$3,936	(5%)	(3%)
Adjusted EBITDA[2]
United States	$204	$194
Japan	111	94
Principal Markets	226	191
Strategic Markets	187	161
Corporate and other[3]	(24)	(25)
Total adjusted EBITDA	$704	$615

	Nine Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$2,907	$3,305	(12%)	(12%)
Japan	1,753	1,761	(0%)	6%
Principal Markets[1]	3,933	4,128	(5%)	(5%)
Strategic Markets[1]	2,664	3,009	(11%)	(10%)
Total revenue	$11,257	$12,202	(8%)	(6%)
Adjusted EBITDA[2]
United States	$496	$607
Japan	288	278
Principal Markets	655	511
Strategic Markets	445	476
Corporate and other[3]	(66)	(71)
Total adjusted EBITDA	$1,818	$1,801

	December 31,	March 31,
Balance Sheet Data	2024	2024
Cash and equivalents	$1,501	$1,553
Debt (short-term and long-term)	3,201	3,238

[1]

Principal Markets is comprised of Kyndryl’s operations in Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations. Kyndryl’s operations in Australia/New Zealand transitioned from Principal Markets to Strategic Markets in the quarter ended June 30, 2024; historical segment information has been updated to reflect this change.

[2]

In the three months ended December 31, 2024, amounts include workforce rebalancing charges of $11 million in United States, $1 million in Japan, $3 million in Principal Markets, and $2 million in Strategic Markets. In the nine months ended December 31, 2024, amounts include workforce rebalancing charges of $38 million in United States, $4 million in Japan, $16 million in Principal Markets, and $33 million in Strategic Markets.

3 Represents net amounts not allocated to segments.

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Nine Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$183	$(295)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	471	639
Depreciation of right-of-use assets	220	251
Amortization of transition costs and prepaid software	974	946
Amortization of capitalized contract costs	314	418
Amortization of acquisition-related intangible assets	23	23
Stock-based compensation	78	72
Deferred taxes	22	55
Net (gain) loss on asset sales and other	(108)	(6)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,273)	(1,023)
Right-of-use assets and liabilities (excluding depreciation)	(212)	(269)
Workforce rebalancing liabilities	(22)	(28)
Receivables	177	(13)
Accounts payable	(265)	(339)
Taxes	(39)	(33)
Other assets and other liabilities	(183)	(90)
Net cash provided by operating activities	$361	$309

Cash flows from investing activities:
Capital expenditures	$(365)	$(449)
Proceeds from disposition of property and equipment	70	134
Acquisitions and divestitures, net of cash acquired	137	—
Other investing activities, net	(42)	(35)
Net cash used in investing activities	$(199)	$(350)

Cash flows from financing activities:
Debt repayments	$(108)	$(103)
Common stock repurchases	(30)	—
Common stock repurchases for tax withholdings	(32)	(19)
Other financing activities, net	(2)	(1)
Net cash used in financing activities	$(172)	$(123)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(39)	$(5)
Net change in cash, cash equivalents and restricted cash	$(49)	$(169)

Cash, cash equivalents and restricted cash at beginning of period	$1,554	$1,860
Cash, cash equivalents and restricted cash at end of period	$1,505	$1,691

Supplemental data
Income taxes paid, net of refunds received	$123	$140
Interest paid on debt	$100	$108

Net cash provided by operating activities was $260 million in the three months ended December 31, 2024 and $101 million in the six months ended September 30, 2024.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted pretax income includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted EBITDA includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss)
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Nine Months Ended
income (loss) and adjusted EPS	December 31,		December 31,
(in millions, except per share amounts)	2024	2023	2024	2023
Net income (loss) (GAAP)	$215	$(12)	$183	$(295)
Provision for income taxes	43	65	134	131
Pretax income (loss) (GAAP)	$258	$53	$317	$(165)
Workforce rebalancing charges incurred prior to March 31, 2024	—	19	—	115
Charges related to ceasing to use leased/fixed assets and lease terminations	9	14	29	24
Transaction-related costs (benefits)[1]	(148)	(77)	(128)	12
Stock-based compensation expense	29	25	78	72
Amortization of acquisition-related intangible assets	7	8	23	23
Other adjustments[2]	5	21	(22)	52
Adjusted pretax income (non-GAAP)	$160	$63	$297	$135
Interest expense	24	31	77	92
Depreciation of property, equipment and capitalized software[3]	194	207	470	629
Amortization of transition costs and prepaid software	327	314	974	946
Adjusted EBITDA (non-GAAP)	$704	$615	$1,818	$1,801
Net income margin	5.7%	(0.3)%	1.6%	(2.4)%
Adjusted EBITDA margin	18.8%	15.6%	16.1%	14.8%

Adjusted pretax income (non-GAAP)	$160	$63	$297	$135
Provision for income taxes (GAAP)	(43)	(65)	(134)	(131)
Tax effect of non-GAAP adjustments	7	(8)	(4)	(27)
Adjusted net income (loss) (non-GAAP)	$124	$(11)	$159	$(23)
Diluted weighted average shares outstanding for calculating adjusted EPS[4]	240.7	229.6	238.3	228.9

Diluted earnings (loss) per share (GAAP)	$0.89	$(0.05)	$0.77	$(1.29)
Adjusted earnings (loss) per share (non-GAAP)	$0.51	$(0.05)	$0.67	$(0.10)

1 Kyndryl’s reported results for the three months ended December 31, 2024 include a transaction-related gain of $145 million pretax ($138 million after-tax) related to the Company’s divestiture of its Securities Industry Services platform in Canada.

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

3 Amount for the nine months ended December 31, 2023 excludes $10 million of expense that is included in transaction-related costs and benefits.

4 For the three and nine months ended December 31, 2024, the computation of adjusted earnings (loss) per share (EPS) included certain securities that were dilutive to the calculation.

	Three Months Ended		Nine Months Ended
Reconciliation of cash flow from operations	December 31,		December 31,
to adjusted free cash flow (in millions)	2024	2023	2024	2023
Cash flows from operating activities (GAAP)	$260	$436	$361	$309
Plus: Transaction-related payments (benefits)	—	29	5	113
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	29	25	142
Plus: Significant litigation payments	5	11	14	55
Plus: Payments related to lease terminations	—	2	—	7
Less: Net capital expenditures	(93)	(159)	(295)	(315)
Adjusted free cash flow (non-GAAP)	$171	$348	$111	$311

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Signings (in billions)	2024	2023	2024	2023
Signings[1]	$4.1	$3.7	$12.7	$8.9

[1]

Signings for the three months ended December 31, 2024 increased by 10%, and 12% in constant currency, compared to the three months ended December 31, 2023. Signings for the nine months ended December 31, 2024 increased by 43%, and 45% in constant currency, compared to the nine months ended December 31, 2023.